Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 17, 2023 relating to the consolidated financial statements of PARTS iD, Inc. (the “Company”), as of and for the years ended December 31, 2022 and 2021, which included an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ WithumSmith+Brown, PC

Princeton, NJ

May 16, 2023